JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS THIRD-QUARTER 2009
NET INCOME OF $3.6 BILLION, OR $0.82 PER SHARE
•	Firmwide revenue of $28.8 billion, resulting in record year-to-date revenue (on a managed basis 1):
-	Reported strong earnings in the Investment Bank; maintained #1 year-to-date rankings for Global Debt, Equity and Equity-related, and Global Investment Banking Fees

-	Solid performance in Asset Management, Commercial Banking and Retail Banking
•	Credit costs remain high; added $2.0 billion to consumer credit reserves, bringing the firmwide total to $31.5 billion; firmwide loan loss coverage ratio of 5.3%[1] as of September 30, 2009

•	Capital generation further strengthened Tier 1 Common[1] to $101 billion; Tier 1 Common ratio of 8.2% and Tier 1 Capital ratio of 10.2%
New York, October 14, 2009 — JPMorgan Chase & Co. (NYSE: JPM) today reported third-quarter 2009 net income of $3.6 billion, compared with net income of $527 million in the third quarter of 2008. Earnings per share were $0.82, compared with $0.09 in the prior year.
Jamie Dimon, Chairman and Chief Executive Officer, commented: “Our net income of $3.6 billion in the quarter reflected the strong earnings power of the company, with broad-based growth across the Investment Bank, Asset Management, Commercial Banking and Retail Banking. However, credit costs remain high and are expected to stay elevated for the foreseeable future in the Consumer Lending and Card Services loan portfolios. Accordingly, we have added $2.0 billion to our consumer credit reserves, bringing the firmwide total to $31.5 billion, or 5.3%1 of total loans. Tier 1 Common Capital, another key element of our fortress balance sheet, was also strengthened through capital generation during the quarter, to $101 billion, or 8.2%.”
Dimon further remarked: “JPMorgan Chase continues to help consumers and communities in this challenging economy. We recently announced the decision to revamp our overdraft policies to make it easier for customers to have more control over the fees they pay. In addition, our Card Services business has developed new innovative products that enhance the way customers manage their spending and borrowing. We are also aiding communities by working with struggling mortgage customers to modify their loans. We have approved more than 262,000 new trial modifications under the U.S. Making Home Affordable Program and our own modification program, nearly 90% of which include a reduction in payments for the homeowner. Since 2007, we have helped families by initiating 782,000 actions to prevent foreclosure, and we are committed to doing our part to support economic recovery going forward.”

Investor Contact: Lauren Tyler (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1]	For notes on financial measures, see page 12.

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Discussing the firm’s outlook, Dimon concluded: “While we are seeing some initial signs of consumer credit stability, we are not yet certain that this trend will continue. Despite this near-term uncertainty about the path of the economy, our strong capital position and underlying earnings power will enable us to continue to invest in our businesses, creating a lasting franchise for many years to come.”
In the discussion below of the business segments and of JPMorgan Chase as a firm, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations is excluded; and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other financial measures used by management to evaluate the performance of each line of business, see page 12.
The following discussion compares the third quarter of 2009 with the third quarter of 2008 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				2Q09		3Q08
($ millions)	3Q09	2Q09	3Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$7,508	$7,301	$4,066	$207	3%	$3,442	85%
Provision for Credit Losses	379	871	234	(492)	(56)	145	62
Noninterest Expense	4,274	4,067	3,816	207	5	458	12
Net Income	$1,921	$1,471	$882	$450	31%	$1,039	118%
Discussion of Results:
Net income was $1.9 billion, an increase of $1.0 billion from the third quarter of 2008. These results included the negative impact of the tightening of the firm’s credit spread, offset by the positive impact of counterparty spread tightening and gains on legacy leveraged lending and mortgage-related positions.
Net revenue was $7.5 billion, an increase of $3.4 billion, or 85%, from the prior year. Investment banking fees were up 4% to $1.7 billion, consisting of equity underwriting fees of $681 million (up 31%), debt underwriting fees of $593 million (up 19%) and advisory fees of $384 million (down 33%). Fixed Income Markets revenue was $5.0 billion, up by $4.2 billion, reflecting strong results across most products and gains of approximately $400 million on legacy leveraged lending and mortgage-related positions, compared with markdowns of $3.6 billion in the prior year. These results also included losses of $497 million from the tightening of the firm’s credit spread on certain structured liabilities, compared with gains of $343 million in the prior year from the widening of the spread on those liabilities. Equity Markets revenue was $941 million, down by $709 million, or 43%, which included losses of $343 million from the tightening of the firm’s credit spread on certain structured liabilities, compared with gains in the prior year of $429 million from the widening of the spread on those liabilities. The current period’s results also included solid client revenue, particularly in prime services, and strong trading results. Credit Portfolio revenue was a loss of $102 million, reflecting mark-to-market losses on hedges of retained loans, largely offset by a combination of the positive net impact of credit spreads on derivative assets and liabilities, and net interest income on loans.
The provision for credit losses increased to $379 million, compared with $234 million in the prior year. The increase in the provision reflected higher charge-offs of $750 million, partially offset by

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a reduction of $371 million in the allowance for credit losses. The resulting allowance for loan losses to end-of-period loans retained was 8.44%, compared with 3.62% in the prior year. Nonperforming loans were $4.9 billion, up by $4.5 billion from the prior year and $1.4 billion from the prior quarter.
Noninterest expense was $4.3 billion, up by $458 million, or 12%, from the prior year. The increase was driven by higher performance-based compensation, partially offset by lower headcount-related expense1.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Equity and Equity-related; #1 in Global Long-Term Debt; #1 in Global Syndicated Loans; and #4 in Global Announced M&A, based on volume, for the year to date ended September 30, 2009, according to Thomson Reuters.

▪	Ranked #1 in Global Investment Banking Fees for the year to date ended September 30, 2009, according to Dealogic.

▪	Return on Equity was 23% on $33.0 billion of average allocated capital.

▪	End-of-period loans retained were $55.7 billion, down 24% from the prior year. End-of-period fair-value and held-for-sale loans were $4.6 billion, down by $12.1 billion, or 73%, from the prior year, driven primarily by a reduction in leveraged loan exposure.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				2Q09		3Q08
($ millions)	3Q09	2Q09	3Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$8,218	$7,970	$4,963	$248	3%	$3,255	66%
Provision for Credit Losses	3,988	3,846	2,056	142	4	1,932	94
Noninterest Expense	4,196	4,079	2,779	117	3	1,417	51
Net Income	$7	$15	$64	($8)	(53)%	($57)	(89)%
Discussion of Results:
Net income was $7 million, a decrease of $57 million from the third quarter of 2008, as an increase in the provision for credit losses was largely offset by the positive impact of the Washington Mutual transaction. Compared with the prior quarter, net income decreased by $8 million, reflecting a decrease in mortgage production revenue, an increase in the provision for credit losses, higher noninterest expense and lower loan balances; these effects were largely offset by positive MSR risk management results and wider loan and deposit spreads.
Net revenue was $8.2 billion, an increase of $3.3 billion, or 66%, from the prior year. Net interest income was $5.2 billion, up by $1.9 billion, or 60%, reflecting the impact of the Washington Mutual transaction, wider loan spreads and higher deposit balances offset partially by lower loan balances. Noninterest revenue was $3.1 billion, up by $1.3 billion, or 77%, driven by the impact of the Washington Mutual transaction, higher net mortgage servicing revenue and higher deposit-related fees, partially offset by lower mortgage production revenue.
The provision for credit losses was $4.0 billion, an increase of $1.9 billion from the prior year. Weak economic conditions and housing price declines continued to drive higher estimated losses for the home equity and mortgage loan portfolios. The provision included an addition of $1.4 billion to the allowance for loan losses, compared with additions of $730 million in the prior year

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and $1.2 billion in the prior quarter. Included in the third-quarter 2009 addition to the allowance for loan losses was a $1.1 billion increase related to estimated deterioration in the Washington Mutual purchased credit-impaired portfolio. Home equity net charge-offs were $1.1 billion (4.25% net charge-off rate1), compared with $663 million (2.78% net charge-off rate) in the prior year. Subprime mortgage net charge-offs were $422 million (12.31% net charge-off rate1), compared with $273 million (7.65% net charge-off rate) in the prior year. Prime mortgage net charge-offs were $525 million (3.45% net charge-off rate1), compared with $177 million (1.79% net charge-off rate) in the prior year.
Noninterest expense was $4.2 billion, an increase of $1.4 billion, or 51%. The increase reflected the impact of the Washington Mutual transaction and higher servicing expense, partially offset by lower mortgage reinsurance losses.
Retail Banking reported net income of $1.0 billion, up by $320 million, or 44%, from the prior year. Compared with the prior quarter, net income increased by $73 million, or 8%, due to a decline in the provision for credit losses, wider deposit spreads and higher deposit-related fees; these were offset largely by higher noninterest expense and lower deposit balances.
Net revenue was $4.6 billion, up by $1.7 billion, or 61%, from the prior year. The increase reflected the impact of the Washington Mutual transaction, higher deposit balances, higher deposit-related fees and wider deposit spreads.
The provision for credit losses was $208 million, compared with $70 million in the prior year, reflecting higher estimated losses for Business Banking loans.
Noninterest expense was $2.6 billion, up by $1.1 billion, or 67%. The increase reflected the impact of the Washington Mutual transaction, higher headcount-related expense1 and higher FDIC insurance premiums.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Checking accounts totaled 25.5 million, up 4% from the prior year and 1% from the prior quarter.

▪	Average total deposits were $339.6 billion, up 62% from the prior year (primarily due to the Washington Mutual transaction) and down 2% from the prior quarter.

▪	Deposit margin was 2.99%, compared with 3.06% in the prior year and 2.92% in the prior quarter.

▪	Average Business Banking and other loans were $17.7 billion, compared with $16.6 billion in the prior year, and originations were $589 million, compared with $1.2 billion in the prior year.

▪	Branch sales of credit cards were down 16% from the prior year and 18% from the prior quarter.

▪	Branch sales of investment products increased by 42% from the prior year and 18% from the prior quarter.

▪	Overhead ratio (excluding amortization of core deposit intangibles) was 56%, compared with 52% in the prior year and 55% in the prior quarter.

▪	Number of branches declined to 5,126, down 5% from the prior year and 1% from the prior quarter, primarily due to Washington Mutual branch consolidation.

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▪	Successfully completed the second phase of Washington Mutual deposit conversions, migrating nearly 8 million consumer banking and small business accounts across 694 branches onto the Chase deposit platform.
Consumer Lending reported a net loss of $1.0 billion, compared with a net loss of $659 million in the prior year and $955 million in the prior quarter. Compared with the prior quarter, results decreased by $81 million, reflecting a decrease in mortgage production revenue, an increase in the provision for credit losses and lower loan balances, largely offset by higher MSR risk management results and wider loan spreads.
Net revenue was $3.6 billion, up by $1.5 billion, or 72%, from the prior year. The increase was driven by the impact of the Washington Mutual transaction, higher mortgage fees and related income and wider loan spreads, partially offset by lower loan balances. Mortgage production revenue was negative $70 million, compared with positive $66 million in the prior year, as an increase in reserves for the repurchase of previously-sold loans was predominantly offset by wider margins on new originations. Operating revenue, which represents loan servicing revenue net of other changes in fair value of the MSR asset, was $508 million, compared with $264 million in the prior year, reflecting growth in average third-party loans serviced as a result of the Washington Mutual transaction. MSR risk management results were $435 million, compared with $108 million in the prior year.
The provision for credit losses was $3.8 billion, compared with $2.0 billion in the prior year, reflecting continued weakness in the home equity and mortgage loan portfolios (see Retail Financial Services discussion of the provision for credit losses, above, for further detail).
Noninterest expense was $1.6 billion, up by $351 million, or 29%, from the prior year, reflecting higher servicing expense due to increased delinquencies and defaults and the impact of the Washington Mutual transaction, partially offset by lower mortgage reinsurance losses.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Allowance for loan losses to end-of-period loans retained was 4.56%[1], compared with 2.50% in the prior year and 4.34%[1] in the prior quarter.

▪	Average mortgage loans were $140.0 billion, up by $86.1 billion, due to the Washington Mutual transaction. Mortgage loan originations were $37.1 billion, down 2% from the prior year and 10% from the prior quarter.

▪	Total third-party mortgage loans serviced were $1.1 trillion, a decrease of $15.9 billion, or 1%.

▪	Average home equity loans were $134.0 billion, up by $39.2 billion, due to the Washington Mutual transaction. Home equity originations were $494 million, down 81% from the prior year and 17% from the prior quarter.

▪	Average auto loans were $43.3 billion, down 1%. Auto loan originations were $6.9 billion, up 82%.

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CARD SERVICES (CS)(a)

Results for CS				2Q09		3Q08
($ millions)	3Q09	2Q09	3Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$5,159	$4,868	$3,887	$291	6%	$1,272	33%
Provision for Credit Losses	4,967	4,603	2,229	364	8	2,738	123
Noninterest Expense	1,306	1,333	1,194	(27)	(2)	112	9%
Net Income/(Loss)	($700)	($672)	$292	($28)	(4)%	($992)	NM

(a)	Presented on a managed basis; see notes on page 12 for further explanation of managed basis.
Discussion of Results:
Card Services reported a net loss of $700 million, a decline of $992 million from the third quarter of 2008. The decrease was driven by a higher provision for credit losses, partially offset by higher net revenue.
End-of-period managed loans were $165.2 billion, a decrease of $21.3 billion, or 11%, from the prior year and $6.3 billion, or 4%, from the prior quarter. The decrease from the prior year was due to lower charge volume and a higher level of charge-offs. Average managed loans were $169.2 billion, an increase of $11.6 billion, or 7%, from the prior year and a decrease of $4.9 billion, or 3%, from the prior quarter. Excluding the impact of the Washington Mutual transaction, end-of-period and average managed loans were $144.1 billion and $146.9 billion, respectively.
Managed net revenue was $5.2 billion, an increase of $1.3 billion, or 33%, from the prior year. Net interest income was $4.3 billion, up by $1.1 billion, or 34%, driven by the impact of the Washington Mutual transaction and wider loan spreads. These benefits were offset partially by higher revenue reversals associated with higher charge-offs, lower average loan balances and a decreased level of fees. Noninterest revenue was $831 million, up by $185 million, or 29%. The increase was driven by higher merchant servicing revenue related to the dissolution of the Chase Paymentech Solutions joint venture and the impact of the Washington Mutual transaction.
The managed provision for credit losses was $5.0 billion, an increase of $2.7 billion from the prior year, reflecting a higher level of charge-offs and an increase of $575 million in the allowance for loan losses. The managed net charge-off rate for the quarter was 10.30%, up from 5.00% in the prior year and 10.03% in the prior quarter. The 30-day managed delinquency rate was 5.99%, up from 3.91% in the prior year and 5.86% in the prior quarter. Excluding the impact of the Washington Mutual transaction, the managed net charge-off rate for the third quarter was 9.41%, and the 30-day delinquency rate was 5.38%.
Noninterest expense was $1.3 billion, an increase of $112 million, or 9%, from the prior year, due to the dissolution of the Chase Paymentech Solutions joint venture and the impact of the Washington Mutual transaction.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Return on equity was negative 19%, down from positive 8% in the prior year.

▪	Pretax income to average managed loans (ROO) was negative 2.61%, compared with positive 1.17% in the prior year and negative 2.46% in the prior quarter.

▪	Net interest income as a percentage of average managed loans was 10.15%, up from 8.18% in the prior year and 9.93% in the prior quarter. Excluding the impact of the Washington Mutual transaction, the ratio was 9.10%.

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▪	Net accounts of 2.4 million were opened.

▪	Charge volume was $82.6 billion, a decrease of $11.3 billion, or 12%, from the prior year. Excluding the impact of the Washington Mutual transaction, charge volume was $78.9 billion, a decrease of $15.0 billion, or 16%, driven by a 6% decline in sales volume.

▪	Merchant processing volume was $103.5 billion, on 4.5 billion total transactions processed.
COMMERCIAL BANKING (CB)

Results for CB				2Q09		3Q08
($ millions)	3Q09	2Q09	3Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,459	$1,453	$1,125	$6	—%	$334	30%
Provision for Credit Losses	355	312	126	43	14	229	182
Noninterest Expense	545	535	486	10	2	59	12
Net Income	$341	$368	$312	($27)	(7)%	$29	9%
Discussion of Results:
Net income was $341 million, an increase of $29 million, or 9%, from the third quarter of 2008. Higher net revenue, reflecting the impact of the Washington Mutual transaction, was predominantly offset by a higher provision for credit losses and higher noninterest expense.
Net revenue was $1.5 billion, an increase of $334 million, or 30%, from the prior year. Net interest income was $985 million, up by $248 million, or 34%, driven by the impact of the Washington Mutual transaction. Excluding Washington Mutual, net interest income was flat compared with the prior year, as spread compression on liability products and lower loan balances were offset by wider loan spreads, a shift to higher-spread liability products and overall growth in liability balances. Noninterest revenue was $474 million, an increase of $86 million, or 22%, reflecting higher lending- and deposit-related fees.
Revenue from Middle Market Banking was $771 million, an increase of $42 million, or 6%, from the prior year. Revenue from Commercial Term Lending was $232 million, an increase of $8 million, or 4%, from the prior quarter. Revenue from Mid-Corporate Banking was $278 million, an increase of $42 million, or 18%, from the prior year. Revenue from Real Estate Banking was $121 million, an increase of $30 million, or 33%, from the prior year due to the impact of the Washington Mutual transaction.
The provision for credit losses was $355 million, compared with $126 million in the prior year, reflecting continued deterioration in the credit environment across all business segments, particularly real estate-related segments. Net charge-offs were $291 million (1.11% net charge-off rate), compared with $40 million (0.22% net charge-off rate) in the prior year and $181 million (0.67% net charge-off rate) in the prior quarter. The allowance for loan losses to end-of-period loans retained was 3.01%, up from 2.30% in the prior year and 2.87% in the prior quarter. Nonperforming loans were $2.3 billion, up by $1.5 billion from the prior year and up by $191 million from the prior quarter.
Noninterest expense was $545 million, an increase of $59 million, or 12%, from the prior year, due to the impact of the Washington Mutual transaction and higher FDIC insurance premiums.

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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Overhead ratio was 37%, an improvement from 43%.

▪	Gross investment banking revenue (which is shared with the Investment Bank) was $301 million, up by $49 million, or 19%.

▪	Average loan balances were $104.0 billion, up by $31.8 billion, or 44%, from the prior year, predominantly due to the impact of the Washington Mutual transaction, and down by $5.0 billion, or 5%, from the prior quarter. End-of-period loan balances were $101.9 billion, down by $15.7 billion, or 13%, from the prior year and $4.0 billion, or 4%, from the prior quarter.

▪	Average liability balances were $109.3 billion, up by $9.9 billion, or 10%, from the prior year and $3.5 billion, or 3%, from the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				2Q09		3Q08
($ millions)	3Q09	2Q09	3Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,788	$1,900	$1,953	($112)	(6)%	($165)	(8)%
Provision for Credit Losses	13	(5)	18	18	NM	(5)	(28)
Noninterest Expense	1,280	1,288	1,339	(8)	(1)	(59)	(4)
Net Income	$302	$379	$406	($77)	(20)%	($104)	(26)%
Discussion of Results:
Net income was $302 million, a decrease of $104 million, or 26%, from the third quarter of 2008. The decrease was driven by lower net revenue offset partially by lower noninterest expense. Net income decreased by $77 million, or 20%, from the prior quarter, reflecting a decline of seasonal activity in securities lending and depositary receipts.
Net revenue was $1.8 billion, a decrease of $165 million, or 8%, from the prior year. Worldwide Securities Services net revenue was $869 million, a decrease of $138 million, or 14%. The decrease was driven by lower securities lending balances, primarily as a result of declines in asset valuations and demand, lower spreads and balances on liability products, and the effect of market depreciation on certain custody assets. Treasury Services net revenue was $919 million, a decrease of $27 million, or 3%. The decrease reflected spread compression on deposit products offset by higher trade revenue driven by wider spreads, and higher card product volumes. TSS firmwide net revenue, which includes net revenue recorded in other lines of business, was $2.5 billion, a decrease of $149 million, or 6%, primarily due to declines in Worldwide Securities Services. Treasury Services firmwide net revenue was $1.7 billion, flat compared with the prior year.
The provision for credit losses was $13 million, a decrease of $5 million from the prior year.
Noninterest expense was $1.3 billion, a decrease of $59 million, or 4%. The decrease reflected lower headcount-related expense1, partially offset by higher FDIC insurance premiums.

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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Pretax margin[1] was 26%, down from 29% in the prior year and from 31% in the prior quarter.

▪	Average liability balances were $231.5 billion, down 11% from the prior year and 1% from the prior quarter.

▪	Assets under custody were $14.9 trillion, up 3% from the prior year and 8% from the prior quarter.
ASSET MANAGEMENT (AM)

Results for AM				2Q09		3Q08
($ millions)	3Q09	2Q09	3Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,085	$1,982	$1,961	$103	5%	$124	6%
Provision for Credit Losses	38	59	20	(21)	(36)	18	90
Noninterest Expense	1,351	1,354	1,362	(3)	—	(11)	(1)
Net Income	$430	$352	$351	$78	22%	$79	23%
Discussion of Results:
Net income was $430 million, an increase of $79 million, or 23%, from the third quarter of 2008, as higher net revenue and lower noninterest expense were offset partially by a higher provision for credit losses.
Net revenue was $2.1 billion, an increase of $124 million, or 6%, from the prior year. Noninterest revenue was $1.7 billion, an increase of $100 million, or 6%, due to gains on the firm’s seed capital investments and net inflows, largely offset by the effect of lower market levels and decreased placement fees. Net interest income was $404 million, up by $24 million, or 6%, from the prior year, due to wider loan spreads and higher deposit balances, largely offset by narrower deposit spreads and lower loan balances.
Revenue from the Private Bank was $639 million, up 1%, from the prior year. Revenue from Institutional was $534 million, up 10%. Revenue from Retail was $471 million, up 18%. Revenue from Private Wealth Management was $339 million, down 4%. Revenue from Bear Stearns Private Client Services was $102 million, up 10%.
Assets under supervision were $1.7 trillion, an increase of $108 billion, or 7%, from the prior year. Assets under management were $1.3 trillion, an increase of $106 billion, or 9%. The increases were due to inflows in liquidity, fixed income and equity products, partially offset by the effect of lower market levels and outflows in alternative products. Custody, brokerage, administration and deposit balances were $411 billion, up by $2 billion, due to brokerage inflows in the Private Bank, partially offset by the effect of lower market levels on custody and brokerage balances.
The provision for credit losses was $38 million, an increase of $18 million from the prior year, reflecting continued deterioration in the credit environment.
Noninterest expense was $1.4 billion, down by $11 million, or 1%, from the prior year. The decrease was due to lower headcount-related expense1, offset by higher performance-based compensation and higher FDIC insurance premiums.

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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Pretax margin[1] was 33%, up from 30%.

▪	Assets under management net inflows were $34 billion for the quarter and $113 billion for the 12-month period ended September 30, 2009.

▪	Assets under management ranked in the top two quartiles for investment performance were 74% over five years, 70% over three years and 60% over one year.

▪	Customer assets in 4 and 5 Star—rated funds were 39%.

▪	Average loans were $34.8 billion, down by $4.9 billion, or 12%, mainly driven by paydowns in the Private Bank. End-of-period loan balances were $35.9 billion, down by $3.8 billion, or 10%, from the prior year, and up by $451 million, or 1%, from the prior quarter.

▪	Average deposits were $73.6 billion, up by $8 billion, or 12%.
CORPORATE/PRIVATE EQUITY(a)

Results for Corporate/Private				2Q09		3Q08
Equity ($ millions)	3Q09	2Q09	3Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,594	$2,265	($1,836)	$329	15%	$4,430	NM
Provision for Credit Losses	62	9	1,977	53	NM	(1,915)	(97)%
Noninterest Expense	503	864	161	(361)	(42)	342	212
Extraordinary Gain	76	—	581	76	NM	(505)	(87)%
Net Income/(Loss)	$1,287	$808	($1,780)	$479	59%	$3,067	NM

(a)	This segment includes the results of the Private Equity and Corporate business segments, as well as merger-related items.
Discussion of Results:
Net income was $1.3 billion, compared with a net loss of $1.8 billion in the third quarter of 2008.
Private Equity reported net income of $88 million, compared with a net loss of $164 million in the prior year. Net revenue was $172 million, an increase of $388 million, reflecting Private Equity gains of $155 million, compared with losses of $206 million in the prior year. Noninterest expense was $34 million, a decrease of $7 million.
Net income for Corporate was $1.3 billion, compared with a net loss of $881 million in the prior year. Net revenue was $2.4 billion, reflecting continued elevated levels of investment portfolio trading income and net interest income.

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JPMORGAN CHASE (JPM)(a)

Results for JPM(a)				2Q09		3Q08
($ millions)	3Q09	2Q09	3Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$28,780	$27,709	$16,088	$1,071	4%	$12,692	79%
Provision for Credit Losses	9,802	9,695	6,660	107	1	3,142	47
Noninterest Expense	13,455	13,520	11,137	(65)	—	2,318	21
Extraordinary Gain	76	—	581	76	NM	(505)	(87)%
Net Income	$3,588	$2,721	$527	$867	32%	$3,061	NM

(a)	Presented on a managed basis; see notes on page 12 for further explanation of managed basis. Net revenue on a U.S. GAAP basis was $26,622 million, $25,623 million, and $14,737 million for the third quarter of 2009, second quarter of 2009 and third quarter of 2008, respectively.
Discussion of Results:
Net income was $3.6 billion, an increase of $3.1 billion from the third quarter of 2008. The increase in earnings was driven by higher net revenue, partially offset by increases to both the provision for credit losses and noninterest expense.
Managed net revenue was $28.8 billion, an increase of $12.7 billion, or 79%, from the prior year. Noninterest revenue was $14.0 billion, up by $8.7 billion, or 167%. The increase was driven by higher principal transactions, primarily related to the absence of markdowns on legacy leveraged lending and mortgage positions and strong trading results in the Investment Bank, as well as higher investment portfolio trading income in Corporate. These results also benefited from the impact of the Washington Mutual transaction. Net interest income was $14.8 billion, up by $3.9 billion, or 36%, due to the impact of Washington Mutual, wider loan spreads and higher investment portfolio net interest income.
The managed provision for credit losses was $9.8 billion, up by $3.1 billion, or 47%, from the prior year. The consumer-managed provision for credit losses was $9.0 billion, compared with $5.7 billion in the prior year, reflecting higher net charge-offs and an increase in the allowance for credit losses in the home lending and credit card loan portfolios. Consumer-managed net charge-offs were $7.0 billion, compared with $3.3 billion in the prior year, resulting in managed net charge-off rates of 6.29% and 3.39%, respectively. The wholesale provision for credit losses was $779 million, compared with $962 million in the prior year. The current-quarter provision reflected higher net charge-offs, partially offset by a reduction in allowance in the Investment Bank. Wholesale net charge-offs were $1.1 billion, compared with $52 million in the prior year, resulting in net charge-off rates of 1.93% and 0.10%, respectively. The firm’s nonperforming assets totaled $20.4 billion at September 30, 2009, up from the prior-year level of $9.5 billion.
Noninterest expense was $13.5 billion, up by $2.3 billion, or 21%, from the prior year. The increase was driven by the impact of the Washington Mutual transaction and higher performance-based compensation expense, partially offset by lower headcount-related expense1.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Tier 1 Capital ratio was 10.2% at September 30, 2009 (estimated), 9.7% at June 30, 2009, and 8.9% at September 30, 2008.

▪	Tier 1 Common ratio was 8.2% at September 30, 2009 (estimated), 7.7% at June 30, 2009, and 6.8% at September 30, 2008.

▪	Headcount was 220,861, a decrease of 7,591 compared with the prior year.

J.P. Morgan Chase & Co.
News Release
1. Notes on financial measures:
a. In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s results and the results of the lines of business on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments.
First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. The presentation of Card Services results on a managed basis assumes that credit card loans that have been securitized and sold still remain on the balance sheet, and that the earnings on the securitized loans are classified in the same manner as the earnings on retained loans recorded on the balance sheet. JPMorgan Chase uses the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio.
Operations are funded and decisions are made about allocating resources, such as employees and capital, based on managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the balance sheet and securitized loans.
Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance will affect both the securitized loans and the loans retained on the balance sheet. JPMorgan Chase believes managed-basis information is useful to investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and the firm’s retained interests in securitized loans.
Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense.
See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (third quarter 2009) for a reconciliation of JPMorgan Chase’s income statement from a reported basis to a managed basis.
b. The ratio for the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired loans; the allowance for loan losses related to purchased credit-impaired loans; and, loans from the Washington Mutual Master Trust, which were consolidated on the firm’s balance sheet at fair value during the second quarter of 2009.
Additionally, Consumer Lending net charge-off rates exclude the impact of purchased credit-impaired loans.
The allowance related to the purchased credit-impaired portfolio was $1.1 billion at September 30, 2009.
c. Tier 1 Common Capital (“Tier 1 Common”) is calculated, for all purposes, as Tier 1 Capital less qualifying perpetual preferred stock, qualifying trust preferred securities and qualifying minority interest in subsidiaries.
d. Headcount-related expense includes salary and benefits, and other noncompensation costs related to employees.
e. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.

J.P. Morgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.0 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average,
JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan, Chase, and WaMu brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern Time) to review third-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (877) 368-8360 in the U.S. and Canada; and (706) 634-7246 for International participants. The live audio webcast and presentation slides will be available at the firm’s website,
www.jpmorganchase.com, under Investor Relations, Investor Presentations.
A replay of the conference call will be available beginning at approximately noon on Wednesday,
October 14, through midnight on Saturday, October 31, by telephone at (800) 642-1687 (U.S. and
Canada) or (706) 645-9291 (International); use Conference ID 26186483. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations.
Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at
www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private
Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties.
Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase’s Quarterly Reports on Form 10-Q for the
quarters ended March 31, 2009 and June 30, 2009, and in its Annual Report on Form 10-K for the year ended December 31, 2008, each of which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase’s website (www.jpmorganchase.com) and on the Securities and
Exchange Commission’s website (www.sec.gov). JPMorgan Chase does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						YEAR-TO-DATE
					3Q09 Change				2009 Change
	3Q09		2Q09	3Q08	2Q09	3Q08	2009	2008	2008
SELECTED INCOME STATEMENT DATA:
Reported Basis
Total net revenue	$26,622		$25,623	$14,737	4%	81%	$77,270	$50,026	54%
Total noninterest expense	13,455		13,520	11,137	—	21	40,348	32,245	25
Pre-provision profit	13,167		12,103	3,600	9	266	36,922	17,781	108
Provision for credit losses	8,104		8,031	5,787	1	40	24,731	13,666	81
Income (loss) before extraordinary gain	3,512		2,721	(54)	29	NM	8,374	4,322	94
Extraordinary gain	76		—	581	NM	(87)	76	581	(87)
NET INCOME	3,588		2,721	527	32	NM	8,450	4,903	72

Managed Basis (a)
Total net revenue	$28,780		$27,709	$16,088	4	79	$83,411	$53,664	55
Total noninterest expense	13,455		13,520	11,137	—	21	40,348	32,245	25
Pre-provision profit	15,325		14,189	4,951	8	210	43,063	21,419	101
Provision for credit losses	9,802		9,695	6,660	1	47	29,557	16,050	84
Income (loss) before extraordinary gain	3,512		2,721	(54)	29	NM	8,374	4,322	94
Extraordinary gain	76		—	581	NM	(87)	76	581	(87)
NET INCOME	3,588		2,721	527	32	NM	8,450	4,903	72

PER COMMON SHARE:
Basic Earnings (b)
Income (loss) before extraordinary gain	0.80		0.28	(0.08)	186	NM	1.50	1.14	32
Net income	0.82		0.28	0.09	193	NM	1.52	1.31	16

Diluted Earnings (b) (c)
Income (loss) before extraordinary gain	0.80		0.28	(0.08)	186	NM	1.50	1.13	33
Net income	0.82		0.28	0.09	193	NM	1.51	1.30	16

Cash dividends declared	0.05		0.05	0.38	—	(87)	0.15	1.14	(87)
Book value	39.12		37.36	36.95	5	6	39.12	36.95	6
Closing share price	43.82		34.11	46.70	28	(6)	43.82	46.70	(6)
Market capitalization	172,596		133,852	174,048	29	(1)	172,596	174,048	(1)

COMMON SHARES OUTSTANDING:
Weighted-average diluted shares outstanding (b)	3,962.0		3,824.1	3,444.6	4	15	3,848.3	3,446.2	12
Common shares outstanding at period-end	3,938.7		3,924.1	3,726.9	—	6	3,938.7	3,726.9	6

FINANCIAL RATIOS: (d)
Income (loss) before extraordinary gain:
Return on common equity (“ROE”) (e)	9%		3%	(1)%			6%	4%
Return on tangible common equity (“ROTCE”) (e) (f)	13		5	(1)			9	7
Return on assets (“ROA”)	0.70		0.54	(0.01)			0.55	0.35
Net income:
ROE (e)	9		3	1			6	5
ROTCE (e) (f)	14		5	2			9	8
ROA	0.71		0.54	0.12			0.56	0.39

CAPITAL RATIOS:
Tier 1 common capital ratio	8.2	(g)	7.7	6.8
Tier 1 capital ratio	10.2	(g)	9.7	8.9
Total capital ratio	13.8	(g)	13.3	12.6

SELECTED BALANCE SHEET DATA (Period-end)
Total assets	$2,041,009		$2,026,642	$2,251,469	1	(9)	$2,041,009	$2,251,469	(9)
Wholesale loans	218,953		231,625	288,445	(5)	(24)	218,953	288,445	(24)
Consumer loans	434,191		448,976	472,936	(3)	(8)	434,191	472,936	(8)
Deposits	867,977		866,477	969,783	—	(10)	867,977	969,783	(10)
Common stockholders’ equity	154,101		146,614	137,691	5	12	154,101	137,691	12
Total stockholders’ equity	162,253		154,766	145,843	5	11	162,253	145,843	11

Headcount	220,861		220,255	228,452	—	(3)	220,861	228,452	(3)

LINE OF BUSINESS NET INCOME (LOSS)
Investment Bank	$1,921		$1,471	$882	31	118	$4,998	$1,189	320
Retail Financial Services	7		15	64	(53)	(89)	496	256	94
Card Services	(700)		(672)	292	(4)	NM	(1,919)	1,151	NM
Commercial Banking	341		368	312	(7)	9	1,047	959	9
Treasury & Securities Services	302		379	406	(20)	(26)	989	1,234	(20)
Asset Management	430		352	351	22	23	1,006	1,102	(9)
Corporate/Private Equity	1,287		808	(1,780)	59	NM	1,833	(988)	NM

Net income	$3,588		$2,721	$527	32	NM	$8,450	$4,903	72

(a)	For further discussion of managed basis, see Note a on page 12.

(b)	Effective January 1, 2009, the Firm implemented new FASB guidance for participating securities. Accordingly, prior period amounts have been revised as required. For further discussion of the guidance, see Per share-related information on page 36 of JPMorgan Chase’s Earnings Release Financial Supplement.

(c)	The calculation of second quarter 2009 earnings per share includes a one-time, non-cash reduction of $1.1 billion, or $0.27 per share, resulting from repayment of TARP preferred capital.

(d)	Ratios are based upon annualized amounts.

(e)	The calculation of second quarter 2009 net income applicable to common equity includes a one-time, non-cash reduction of $1.1 billion resulting from repayment of TARP preferred capital. Excluding this reduction the adjusted ROE and ROTCE were 6% and 10% for the second quarter 2009, respectively. The Firm views the adjusted ROE and ROTCE, non-GAAP financial measures, as meaningful because it increases the comparability to prior periods.

(f)	Net income applicable to common equity divided by total average common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less identifiable intangible assets (other than MSRs) and goodwill, net of related deferred tax liabilities. The Firm uses return on tangible common equity, a non-GAAP financial measure, to evaluate the operating performance of the Firm.

(g)	Estimated.